Exhibit 99.1

WORCESTER, Mass., November 2, 2011 -

The Hanover Insurance Group Reports

Third Quarter Results

•

Net loss of $9.7 million, or $0.21 per diluted share; segment loss after tax of $18.5 million, or $0.41 per diluted share(1), driven by $64.7 million in catastrophe losses after tax, or $1.43 per diluted share

•	Combined ratio of 106.8%; ex-catastrophe combined ratio(2) of 97.0%

•	Net premiums written surpassed $1 billion, 30.8% higher than the prior-year quarter driven by:

•	Net premiums written growth of 5.6% in Commercial Lines

•	Net premiums written of $222.3 million added with Chaucer acquisition

•	Repurchased 574,000 shares for $20.0 million – retired $29.5 million of debt obligations

•	Book value per share of $54.98 at September 30, 2011, an increase of 0.4% from December 31, 2010

Financial Highlights

In millions, except per share amounts	Three months ended September 30		Nine months ended September 30
	2011	2010	2011	2010
Net premiums written	$1,051.0	$803.7	$2,616.3	$2,330.9

Segment income (loss) after taxes(1)	(18.5)	44.7	(30.6)	78.5
per diluted share(3)	(0.41)	0.98	(0.67)	1.69

Net income (loss)	(9.7)	52.3	(12.2)	96.4
per diluted share(3)	(0.21)	1.15	(0.27)	2.08

Book value per share	$54.98	$55.25	$54.98	$55.25

Weighted average shares outstanding(3)	45.3	45.7	45.4	46.4
Shares outstanding	44.6	44.9	44.6	44.9

(1)	Pre-tax segment income, segment income (loss) after taxes and segment income (loss) after taxes per diluted share are non-GAAP measures. The reconciliation of these measures to the closest GAAP measure, income (loss) from continuing operations and income (loss) from continuing operations per diluted share, is provided on page 13 of this press release.
(2)	Ex-catastrophe combined ratio is a non-GAAP measure. The combined ratio (which includes catastrophe losses) is the closest GAAP measure.
(3)	Weighted average shares outstanding and per diluted share amounts in 2011 exclude common stock equivalents, since the impact of these instruments was anti-dilutive.

The Hanover Insurance Group, Inc. (NYSE: THG) today reported a net loss of $9.7 million, or $0.21 per diluted share, for the third quarter of 2011, driven by $64.7 million in catastrophe losses after tax, or $1.43 per diluted share. The company reported net income of $52.3 million, or $1.15 per diluted share, in the third quarter of 2010.

Segment loss before interest expense and taxes(1) was $7.6 million in the third quarter of 2011, which included $99.6 million in catastrophe losses. In the third quarter 2010, the company reported segment income before interest expense and taxes of $79.2 million, which was impacted by $24.1 million in catastrophes losses.

The third quarter 2011 results include the operations of Chaucer from July 1, 2011, and accordingly, current and prior periods are not directly comparable. Results for nine months ended September 30, 2011, include results of Chaucer for only the period of July 1, 2011, through September 30, 2011.

“While our bottom line in the quarter was largely defined by catastrophes, particularly Hurricane Irene, and unusually bad weather, we have continued to improve and diversify our business. Our strong capital base and the progress we have made on our strategic priorities position us very well to take advantage of future market opportunities,” said Frederick H. Eppinger, chief executive officer at The Hanover.

“We continued to drive forward on our areas of focus: improving our mix of business, achieving rate increases, adding scale in specialty lines and integrating Chaucer,” he said. “We are very pleased with the way our people and organizations are coming together. In particular, we already have begun to realize the benefits of the combination of our companies, as evidenced by Chaucer’s contributions to our mix of business and earnings improvement.

“Perhaps most importantly, we see continued improvement in pricing trends. In Commercial Lines, we put a fourth consecutive quarter of accelerating price increases on the books, and in Personal Lines, we continued to achieve mid-single digit rate increases. We believe we will see the continuation of these trends going forward given the economic forces and weather losses experienced in the industry,” Eppinger said.

“Our overall capital position remains strong. Book value per share was $54.98 at quarter-end, which compares with $54.74 at December 31, 2010.”

(1)

Segment income (loss) before interest expenses and taxes is a non-GAAP measure. The reconciliation of this measure to the closest GAAP measure, income from continuing operations, is provided on page 13 of this press release.

The following table provides the components of segment income (loss) after taxes(1):

$ in millions, except per share amounts	Three months ended September 30		Nine months ended September 30
	2011	2010	2011	2010
Pre-tax segment income (loss):
Commercial Lines	$(22.1)	$35.1	$(28.4)	$74.8
Personal Lines	(4.8)	43.0	2.4	74.0
Chaucer	19.9	—	19.9	—
Other Property and Casualty	(0.6)	1.1	1.5	2.7

Total	(7.6)	79.2	(4.6)	151.5
Interest expense on debt	(17.4)	(11.8)	(38.6)	(32.8)

Pre-tax segment income (loss)	(25.0)	67.4	(43.2)	118.7
Income tax benefit (expense)	6.5	(22.7)	12.6	(40.2)

Segment income (loss) after taxes	$(18.5)	$44.7	$(30.6)	$78.5

Per diluted share(2)	$(0.41)	$0.98	$(0.67)	$1.69

(1)	Pre-tax segment income (loss) and segment income (loss) after taxes (and per share) are non-GAAP measures. See reconciliations to income from continuing operations, the closest GAAP measure, provided on page 13 of this press release.
(2)	Weighted average shares outstanding and per diluted share amounts in 2011 exclude common stock equivalents, since the impact of these instruments was anti-dilutive.

Segment Highlights

Commercial Lines

Commercial Lines pre-tax segment loss was $22.1 million in the third quarter of 2011, compared to pre-tax segment income of $35.1 million in the third quarter of 2010. The Commercial Lines GAAP combined ratio was 113.6% in the third quarter of 2011, compared to 99.1% in the prior-year quarter. Catastrophe-related losses were $39.8 million, or 9.7 points, of the third quarter combined ratio in 2011, compared to $8.2 million, or 2.3 points, in the prior-year quarter. Commercial Lines pre-tax segment income, excluding catastrophe losses, was $17.7 million in the third quarter of 2011, compared to $43.3 million in the prior-year quarter.

Commercial Lines results in the third quarter 2011 reflected loss and loss adjustment expense (LAE) reserve increases of $15 million in the surety line. Additionally, higher non-catastrophe, weather-related losses, primarily in the commercial multi-peril line, adversely impacted earnings in the current quarter. These items were offset by the favorable impact of a lower expense ratio due to higher earned premiums.

Net favorable development of prior-year loss and LAE reserves was $3.6 million in the third quarter of 2011, compared to $16.5 million in the third quarter of 2010, representing 0.9 points and 4.6 points of the Commercial Lines combined ratio, respectively.

The following table summarizes the components of the combined ratio in Commercial Lines:

	Three months ended September 30		Nine months ended September 30
	2011	2010	2011	2010
Current accident year loss and LAE ratio, excluding catastrophe losses	66.1%	59.4%	62.0%	59.2%
Prior-year favorable reserve development	(0.9)%	(4.6)%	(2.2)%	(5.1)%
Catastrophe losses	9.7%	2.3%	11.8%	5.3%

Total loss and LAE	74.9%	57.1%	71.6%	59.4%

Expense ratio(1)	38.7%	42.0%	39.0%	42.7%

Combined ratio	113.6%	99.1%	110.6%	102.1%

Combined ratio, excluding catastrophe losses	103.9%	96.8%	98.8%	96.8%
Current accident year combined ratio, excluding catastrophe losses(2)	104.8%	101.4%	101.0%	101.9%

(1)	The expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.
(2)	This is a non-GAAP measure, which is equal to the combined ratio excluding both prior-year favorable reserve development and catastrophe losses.

Net premiums written were $438.4 million in the third quarter of 2011, an increase of 5.6% from the third quarter of 2010, primarily driven by continued growth in specialty businesses.

Personal Lines

Personal Lines pre-tax segment loss was $4.8 million in the third quarter of 2011, compared to pre-tax segment income of $43.0 million in the prior-year quarter. The Personal Lines GAAP combined ratio was 107.1% in the current quarter, compared to 95.1% in the prior-year quarter. Catastrophe-related losses were $46.2 million, or 12.7 points of the third quarter combined ratio in 2011, compared to $15.9 million, or 4.3 points, in the prior-year quarter. Personal Lines pre-tax segment income, excluding catastrophe losses, was $41.4 million in the third quarter of 2011, which was lower compared to $58.9 million in the prior-year quarter, driven by higher non-catastrophe weather related losses.

Favorable development of prior-year loss and LAE reserves was $8.5 million in the third quarter of 2011, compared to $9.3 million in the third quarter of 2010, representing 2.3 points and 2.5 points of the Personal Lines combined ratio, respectively.

The following table summarizes the components of the combined ratio in Personal Lines:

	Three months ended September 30		Nine months ended September 30
	2011	2010	2011	2010
Current accident year loss and LAE ratio, excluding catastrophe losses	69.6%	65.9%	67.6%	67.4%
Prior-year favorable reserve development	(2.3)%	(2.5)%	(2.6)%	(3.3)%
Catastrophe losses	12.7%	4.3%	13.6%	8.2%

Total loss and LAE	80.0%	67.7%	78.6%	72.3%
Expense ratio(1)	27.1%	27.4%	27.0%	27.7%

Combined ratio	107.1%	95.1%	105.6%	100.0%

Combined ratio, excluding catastrophe losses	94.4%	90.8%	92.0%	91.8%
Current accident year combined ratio, excluding catastrophes losses(2)	96.7%	93.3%	94.6%	95.1%

(1)	The expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.
(2)	This is a non-GAAP measure, which is equal to the combined ratio excluding both prior-year favorable reserve development and catastrophe losses.

Net premiums written were $390.3 million in the third quarter of 2011, compared to $388.4 million in the third quarter of 2010, an increase of 0.5%, primarily driven by rate increases in auto and homeowners lines, offsetting a 3% decline in policies in-force due to profitability improvement actions.

Chaucer

Chaucer’s pre-tax segment income was $19.9 million, resulting in a combined ratio of 95.1%. Catastrophe losses, primarily from the impact of flash floods in Denmark and Hurricane Irene, lowered pre-tax earnings by $13.6 million, adding 5.6 points to the combined ratio. Favorable development of prior-year loss and LAE reserves was $16.6 million, or 6.8 points of the combined ratio.

The following table summarizes the components of the combined ratio in the Chaucer segment:

Three months ended September 30
2011
Current accident year loss and LAE ratio, excluding catastrophe losses	57.2%
Prior-year favorable reserve development	(6.8)%
Catastrophe losses	5.6%

Total loss and LAE	56.0%
Expense ratio	39.1%

Combined ratio	95.1%

Combined ratio, excluding catastrophe losses	89.5%
Current accident year combined ratio, excluding catastrophes losses(1)	96.3%

(1)	This is a non-GAAP measure, which is equal to the combined ratio excluding both prior-year favorable reserve development and catastrophe losses.

Net premiums written and net premiums earned were $222.3 million and $244.8 million, respectively, in the third quarter of 2011.

Other Non-Segment Items

Included in non-segment income in the third quarter of 2011 were transaction-related expenses of $1.9 million. Also reflected in the third quarter results was a loss of $6.6 million on a foreign exchange contract related to the Chaucer acquisition.

Investments

Net investment income was $67.8 million for the third quarter of 2011, compared to $61.3 million in the same period of 2010. The increase in 2011 is primarily due to the increase in invested assets associated with the acquisition of Chaucer, partially offset by the impact of lower new money yields on fixed maturities. The average pre-tax earned yield on fixed maturities was 4.49% and 5.46% for the third quarters of 2011 and 2010, respectively. The decline in yield is primarily due to the shorter duration and lower embedded yield in the Chaucer portfolio.

In the third quarter of 2011, the company recognized pre-tax net investment gains of $8.2 million. Net gains consisted primarily of $6.5 million from foreign currency forwards and $3.5 million from sales of fixed maturities and equity securities, partially offset by impairment charges of $1.5 million. In the third quarter of 2010, the company recognized pre-tax net realized gains of $5.7 million, primarily from sales of fixed maturities, which were partially offset by impairments of $1.4 million.

The company held $7.6 billion in cash and investment assets at September 30, 2011, including $2.4 billion acquired with the Chaucer acquisition.

Fixed maturities and cash represented 94% of the investment portfolio. Approximately 95% of the fixed maturity portfolio is rated investment grade. Net unrealized investment gains on the portfolio increased $49.9 million during the first nine months of 2011, from $209.7 million at December 31, 2010, to $259.6 million at September 30, 2011.

Book Value and Other Items

The following exhibit provides a roll forward of book value for the three months and nine months ended September 30, 2011:

$ in millions, except per share	Three months ended September 30		Nine months ended September 30
	$ Amount	$ Per diluted share	$ Amount	$ Per diluted share
Beginning of Period Book Value	$2,485.0	$54.96	$2,460.5	$54.74
Net Income (Loss)
Continuing Operations	(9.7)	(0.21)	(14.2)	(0.31)
Discontinued Operations	—	—	2.0	0.04
Change in AOCI(1), net of tax
Change in Pension and Postretirement Related Benefits	1.7	0.04	5.0	0.11
Change in Net Unrealized Investment Gains(3)	16.7	0.38	59.2	1.33
Currency Translation Adjustment	(9.4)	(0.21)	(9.4)	(0.21)
Stock Repurchases	(20.0)	(0.45)	(20.0)	(0.45)
Dividends to Shareholders	(12.5)	(0.28)	(37.5)	(0.83)
Common Stock Activity(2)	3.1	—	9.3	—
Common Stock Net Activity, per share	—	0.75	—	0.56

End of Period Book Value	$2,454.9	$54.98	$2,454.9	$54.98

(1)	Accumulated other comprehensive income.
(2)	Primarily exercise of employee stock options and vesting of restricted stock.
(3)	Third quarter and year-to-date 2011 both include a net benefit of $10.9 million, or $0.24 per share, related to the release of a deferred tax valuation allowance resulting from the implementation of certain tax planning strategies, which were partially offset by other tax-related items.

At September 30, 2011, book value per share was $54.98, an increase of approximately 0.4% from December 31, 2010.

During the third quarter 2011, the company repurchased approximately 574,000 shares of its common stock for approximately $20.0 million. On November 2, 2011, the company has approximately $136 million of capacity remaining under its $500 million stock repurchase program.

In the third quarter 2011, the company purchased and retired $14.5 million par value of Junior Subordinated Debentures with 8.207% coupon. Additionally, it also repurchased a total of $15.0 million of debt assumed with the acquisition of certain specialty companies in prior years. Concurrently, upon the closing of the acquisition, The Hanover’s consolidated balance sheet reflected the addition of approximately $64 million of Chaucer’s senior debentures.

Earnings Conference Call

The Hanover will host a conference call to discuss its third quarter results on Thursday, November 3, 2011 at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover Web site. Interested investors and others can listen to the call and access the presentation through The Hanover’s Web site, located at www.hanover.com. Web-cast participants should go to the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this Web site approximately two hours after the call.

Statistical Supplement

The Hanover’s third quarter earnings news release and statistical supplement are available in the Investors section of the company’s Web site at www.hanover.com. Additionally, a special supplement is posted with unaudited historical pro forma information including Chaucer for the first six months ended July 1, 2011, and the twelve months ended December 31, 2010.

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call, may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and are not guarantees of future performance. Actual results could differ materially.

In particular, statements in this press release regarding progress on our strategic priorities and areas of focus and our ability to increase rates, and statements in the above referenced conference call regarding expectations for the remainder of 2011 and guidance for 2012 or beyond, including with respect to segment income after interest expense and taxes, net written premium, new business growth, retention, the ability to achieve rate increases and maintain or improve ex-catastrophe accident year loss and expense ratios, net investment income, the potential impact of capital actions and business investments, financial strength, the impact of product, account-based and geographic mix changes on future profitability, prior-year loss and loss adjustment expense reserve development from the company’s continuing and run-off operations, effective tax rates, weighted shares outstanding, returns on equity and statements regarding the benefits of the acquisition of Chaucer Holdings PLC (“Chaucer”) are all forward-looking statements. Statements regarding the possible impact of the current economic conditions on the company’s business and investment portfolio, and with respect to the anticipated pricing environment, are also forward looking statements.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current accident year results and loss reserve development; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial and economic environment on rates, investment income, product demand, losses and competitor actions; (iv) the uncertainties of future rating agency requirements, which could affect the company as well as the company’s investment portfolio; (v) the impact of the evolving regulatory and legal environment; and (vi) those related to the integration of the Chaucer transaction and inherent in Chaucer’s business, including the adequacy of reserves and the nature of its underwriting activities.

Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under “Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business or reinsurance contracts); the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions (such as the company’s management liability products and expansion into health care product coverages) and expansion in new geographic areas; the impact of the company’s recent or future acquisitions, and expenses incurred as a result of such acquisitions; adverse loss development and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal rates and new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value); heightened competition (including continuing rate pressure, particularly in Commercial Lines); the economic environment, particularly in the state of Michigan, where the company has a significant portion of its business; adverse state and federal legislation or regulation or regulatory actions; financial ratings actions; uncertainties in estimating indemnification liabilities recorded in conjunction with indemnity obligations undertaken in connection with the sale of various businesses, including The Hanover’s former life companies; and increased uncertainties in general economic conditions and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments or the inability to collect from reinsurers and the performance of the discontinued and run-off voluntary pools, including the inherent uncertainty regarding the types of claims in such pools and the uncertainty whether the reserves would be sufficient.

Chaucer’s operations and businesses are subject to many of the same risks as the Company’s US business. In addition, as a specialist Lloyd’s insurance group, Chaucer is subject to a number of specific risk factors and uncertainties, including without limitation: its reliance on insurance and reinsurance brokers and distribution channels to distribute and market its products; its exposure to currency risks and fluctuations since a significant proportion of its business is conducted in various currencies; its investment portfolio and mark-to-market fluctuations emanating from European assets; its interest rate, credit market and other fluctuations affecting its investment portfolio; adverse and evolving legislation and regulation; its obligations to maintain funds at Lloyd’s to support its underwriting activities; the potential for adverse development on prior catastrophe events and other notable losses; Hanover’s ability to retain key personnel from Chaucer; the potential for integration issues; its risk-based capital requirement being assessed periodically by Lloyd’s and being subject to variation; its reliance on ongoing approvals from Lloyd’s, the Financial Services Authority and other regulators to conduct its business; its obligations to contribute to the Lloyd’s New Central Fund and pay levies to Lloyd’s; its ongoing ability to benefit from the overall Lloyd’s credit rating; its ongoing ability to utilize Lloyd’s trading licenses in order to underwrite business outside the United Kingdom; its ongoing exposure to levies and charges in order to underwrite at Lloyd’s; the requirement for it to maintain deposits in the United States for US site risks it underwrites; and general macro risks of the uncertain economic environment and various other factors.

Non-GAAP financial measures

The Hanover uses non-GAAP financial measures as important measures of its operating performance, including total segment income (loss) before interest expense and taxes, segment income (loss) after tax, segment income (loss) after-tax per share, and measures of segment income (loss) and loss ratios excluding catastrophe losses and reserve development. After-tax segment income (loss) EPS (sometimes referred to as “after-tax segment income (loss) per share”) is a non-GAAP measure. It is defined as net income (loss) excluding the after-tax impact of net realized investment gains (losses), gains and losses from the retirement of the company’s debt, and results from discontinued operations, divided by the average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the Annual Report on pages 75-77.

Segment income is net income, excluding federal income taxes and net realized investment gains and losses, including gains or losses on certain derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Segment income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

Segment income is the sum of the segment income from: Commercial Lines, Personal Lines, Chaucer and Other Property and Casualty. The Hanover believes that measures of total segment income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight net income attributable to the core operations of the business.

The Hanover also provides measures of segment income and loss ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years. The company believes that a discussion of segment income excluding reserve development is helpful to investors since it provides insight into both its estimate of current year accident results and the accuracy of prior-year estimates.

Income (loss) from continuing operations is the most directly comparable GAAP measure for total segment income (loss) (and total segment income (loss) after tax) and measures of segment income (loss) that exclude the effects of catastrophe losses or reserve development. Segment income (loss) and measures of segment income (loss) that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for income (loss) from continuing operations or net income (loss) determined in accordance with GAAP. A reconciliation of segment income (loss) to income (loss) from continuing operations and net income (loss) for the quarters and nine months ended September 30, 2011 and 2010 is set forth in the table at the end of this document and in the statistical supplement.

Loss ratios calculated in accordance with GAAP are the most directly comparable GAAP measure for loss ratios calculated excluding the effects of catastrophe losses or reserve development. The presentation of loss ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss ratios determined in accordance with GAAP.

About The Hanover

The Hanover Insurance Group, Inc. (NYSE: THG), based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and Chaucer Holdings PLC, based in London, and their affiliates. The Hanover offers a wide range of property and casualty products and services to businesses, individuals, and families through a select group of agents and brokers. The company is ranked among the top 25 property and casualty insurers in the United States and has been meeting its obligations to its agent partners and their customers for nearly 160 years. Through Chaucer, the company also underwrites business at Lloyd’s of London in several major insurance and reinsurance classes, balancing global marine, energy, non-marine and aviation with U.K. motor and nuclear. For more information, please visit www.hanover.com.

Contact Information

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
E-mail: olukasheva@hanover.com	E-mail: mibuckley@hanover.com
1-508-855-2063	1-508-855-3099

Definition of Reported Segments

Continuing operations include four Property and Casualty operating segments: Commercial Lines, Personal Lines, Chaucer, and Other Property and Casualty. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as fidelity and surety bonds, and inland marine. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Chaucer reporting segment represents THG’s international business written through Lloyds’ of London and includes property, energy, marine and aviation, UK motor and other coverages. The Other Property and Casualty segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of run-off voluntary pools business, in which we have not actively participated since 1995.

The following is a reconciliation from segment income (loss) to net income (loss) (1):

	Three months ended September 30				Nine months ended September 30
In millions, except per share amounts	2011		2010		2011		2010
	$ Amount	Per Diluted Share(2)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share(2)	$ Amount	Per Diluted Share
Segment Income (loss)
Commercial Lines	$(22.1)		$35.1		$(28.4)		$74.8
Personal Lines	(4.8)		43.0		2.4		74.0
Chaucer	19.9		—		19.9		—
Other Property & Casualty	(0.6)		1.1		1.5		2.7

Total	(7.6)		79.2		(4.6)		151.5
Interest expense on debt	(17.4)		(11.8)		(38.6)		(32.8)

Segment income (loss)	(25.0)	$(0.55)	67.4	$1.48	(43.2)	$(0.95)	118.7	$2.56
Income tax benefit (expense) on segment income (loss)	6.5	0.14	(22.7)	(0.50)	12.6	0.28	(40.2)	(0.87)

Segment income (loss) after taxes	(18.5)	(0.41)	44.7	0.98	(30.6)	(0.67)	78.5	1.69
Non-Segment Items
Net realized investment gains	8.2	0.18	5.7	0.12	24.9	0.55	16.8	0.36
Loss on retirement of debt	(0.1)	—	—	—	(2.3)	(0.05)	—	—
Costs related to acquired businesses	(1.9)	(0.04)	—	—	(15.7)	(0.35)	—	—
Net foreign exchange gains	6.7	0.15	—	—	6.7	0.15	—	—
Loss on derivative instruments	(6.6)	(0.15)	—	—	(11.3)	(0.25)	—	—
Income tax benefit (expense) on non-segment income (loss)	2.5	0.06	1.0	0.02	14.1	0.31	0.5	0.01

Income (loss) from continuing operations	(9.7)	(0.21)	51.4	1.12	(14.2)	(0.31)	95.8	2.06
Discontinued operations, net of taxes	—	—	0.9	0.03	2.0	0.04	0.6	0.02

Net income (loss)	$(9.7)	$(0.21)	$52.3	$1.15	$(12.2)	$(0.27)	$96.4	$2.08

Weighted average shares		45.3		45.7		45.4		46.4

(1)

The separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments on a pre-tax basis. Segment income is determined by adjusting net income for net realized investment gains and losses, including certain gains or losses on derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

(2)	Weighted average shares outstanding and per diluted share amounts in 2011 exclude common stock equivalents, as the impact of these instruments was anti-dilutive.